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                                                             Exhibit 2
                                                             Execution Copy





                        AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 19, 1996, among CASTECH ALUMINUM GROUP INC., a Delaware corporation (the "Company"), COMMONWEALTH ALUMINUM CORPORATION, a Delaware corporation ("Purchaser"), and CALC CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                  RECITALS

            WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

            WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                 ARTICLE I

                              The Tender Offer

            1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding common stock, par value $0.01 per share (the "Shares"), of the Company at a price of $20.50 per Share in cash, net to the seller. The obligation of Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions to the Offer set forth in Annex A hereto. Without the prior written consent of the Company, Merger Sub shall not (i) change or waive the Minimum Condition (as defined in Annex A), (ii) reduce the number of

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Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) extend the Offer if all of the conditions to the Offer are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, modify, or add to the conditions of the Offer in any manner adverse to the holders of Shares. So long as this Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, Merger Sub shall extend the Offer for an aggregate period of not more than 10 business days beyond the originally scheduled expiration date of the Offer. Subject to the terms and conditions of the Offer, Purchaser will promptly pay for all Shares tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer; provided, however, that if the Company's Board of Directors determines consistent with its fiduciary duties to amend or withdraw its recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement.

            (b) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

            (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock deposito-ries. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. All such information shall be held subject to the letter agreement, dated July 26, 1996 (the "Confidentiality Agreement"),

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between Purchaser and the Company relating to confidential information.


                                 ARTICLE II

                    The Merger; Closing; Effective Time

            2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

            2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or
(ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

            2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in
Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."

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                                ARTICLE III

                  Certificate of Incorporation and By-Laws
                        of the Surviving Corporation

            3.1.  The Certificate of Incorporation.  The Restated
Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof, and the DGCL, except that Article Fourth of the Company's Certificate shall be amended to read in its entirety as follows:

            "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

            3.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                 ARTICLE IV

                           Officers and Directors
                        of the Surviving Corporation

            4.1. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

            4.2. Actions by Directors. Following the election or appointment of Purchaser's designees pursuant to Section 4.3 hereof, and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Purchaser shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company,

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any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or any other rights of the Company hereunder, and any amendment or withdrawal by the Board of Directors of its recommendation of the Merger pursuant to Section 7.3 hereof.

            4.3. Boards of Directors; Committees. (a) If requested by Purchaser, the Company will, subject to compliance with applicable law and immediately following the purchase by Merger Sub of more than 50 percent of the outstanding Shares pursuant to the Offer, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of
(x) the total number of directors on the Board of Directors multiplied by
(y) the percentage that the number of Shares so purchased plus any Shares beneficially owned by Purchaser or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such purchase; provided, however, that in no event shall Purchaser be entitled to designate a majority of the Board of Directors unless it is the beneficial owner of Shares entitling it to exercise at least a majority of the voting power of the Company's outstanding shares entitled to vote generally in the election of directors. In furtherance thereof, the Company will use its reasonable best efforts to secure the resignation of all but three directors, or will increase the size of the Board, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members who are neither officers of Purchaser nor designees, shareholders or affiliates of Purchaser ("Purchaser Insiders"). At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14f-1 thereunder. The Company shall promptly take all actions required in order to fulfill its obliga-tions under this Section 4.3 and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule. The Purchaser will supply to the Company in writing and be solely respon-

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sible for any information with respect to the Purchaser and its subsidiaries (collectively, the "Purchaser Companies") and the nominees, directors and affiliates thereof required by Section 14(f) and Rule 14f-1 to be included in the Schedule 14D-9.


                                 ARTICLE V

             Conversion or Cancellation of Shares in the Merger

            5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

            (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to
Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $20.50 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

            (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall,

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by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share.

            5.2. Payment for Shares. Purchaser shall make available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Purchaser shall instruct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official

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pursuant to any applicable abandoned property, escheat or similar law.  The
Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

            5.3. Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

            5.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.


                                 ARTICLE VI

                       Representations and Warranties

            6.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections of the disclosure letter, dated the date hereof, delivered by the Company to Purchaser (the "Disclosure Letter"), the Company hereby represents and warrants to Purchaser and Merger Sub that:

            (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, would not have a Material Adverse Effect. Each of the Company and its subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted except where the failure to have such power and authority would not have a Material Adverse Effect. The Company has made available to Purchaser a complete and correct copy of the Company's Certificate and By-Laws, each as amended to date. The Company's Certificate and By-Laws so delivered are in full force and effect.

            (b) Authorized Capital. The authorized capital stock of the Company consists of 25,000,000 Shares, of which 12,942,443 Shares were outstanding on July 31, 1996. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of March 31, 1996, there were 1,450,000 Shares reserved for issuance pursuant to the Stock Option Plan and, as of the date hereof, 100,000 Shares reserved for issuance pursuant to the Non-Employee Directors Stock Plan (together, the "Stock Plans") and, as of August 19, 1996, there were not more than 1,300,000 Shares subject to issuance under the Stock Option Plan. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscrip-tions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries. After the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Company Benefit Plan (as defined in
Section 6.1(h)).

            (c) Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            (d) Governmental Filings; No Violations. (i) Other than the filings provided for in Section 2.3 and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934 (the "Exchange Act") (the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consumma-tion by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which would have a Material Adverse Effect.

            (ii) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (ii) a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Company Benefit Plans or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a Material Adverse Effect. The Disclosure Letter sets forth, to the Knowledge of the Company, a list of any consents required under any material Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clause (iii) above). The Company will use its reasonable best efforts promptly to obtain the consents referred to in the Disclosure Letter.

            (e) Company Reports; Financial Statements. The Company has made available to Purchaser each document filed by it since March 31, 1996 with the Securities and Exchange Commission under the Securities Act or the Exchange Act, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended March 31, 1996, and (ii) the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996, each in the form (including exhibits and any amendments thereto) filed with SEC (collectively, the "Company Reports"). As of their respective dates, each of the Company Reports did not, and each Company Report filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, provided, that the Company makes no representation with respect to information supplied by the Purchaser Companies for use in Company Reports after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since March 31, 1996.

            (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, since
March 31, 1996, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any Material Adverse Effect or any development or combination of developments of which the Company has Knowledge which would result in a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any change by the Company in accounting principles, practices or methods.
Since March 31, 1996, except as provided for herein or as disclosed in the Company Reports filed with the SEC prior to the date hereof and other than in the ordinary course, there has not been any increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Company Benefit Plans.

            (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, there are no
(i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, or any facts or circumstances of which the Company has Knowledge that could reasonably be expected to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, would have a Material Adverse Effect.

            (h) Employee Benefits. The Disclosure Letter discloses each written employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than immaterial plans, and each other compensation or employee benefit plan, program, policy, practice or arrangement providing cash or non-cash compensation, including each retirement, bonus, welfare, severance, relocation, salary continuation for sickness or other disability, vacation or educational plan, program, practice, policy or arrangement and each employment agreement, which the Company or its Subsidiaries maintain or contribute to on behalf of their employees, former employees, directors or former directors other than immaterial plans, policies, practices, arrangements or agreements ("Company Benefit Plans"). Each Company Benefit Plan has been maintained in all material respects in accordance with its terms and with applicable provisions of ERISA, the Code and any other applicable laws and collective bargaining agreements, including all applicable reporting and disclosure requirements except for any failures to so maintain which alone or in the aggregate would not have a Material Adverse Effect, no events have occurred with respect to the Company Benefit Plans which alone or in the aggregate would have a Material Adverse Effect, and the withdrawal liability with respect to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) contributed to by the Company, its Subsidiaries and any entities which are considered one employer with the Company or any of its Subsidiaries under Section 4001(b) of ERISA or

Sections 414(b) or (c) of the Code, determined as if a "complete withdrawal" had occurred as of the date hereof, would not have a Material Adverse Effect.

            (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that the Company has employed Merrill Lynch & Co. as its financial advisors, the compensation arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

            (j) Takeover Statutes. The Board of Directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement such that the restrictions on transactions with "interested stockholders" set forth in Section 203 of the DGCL shall not apply to such transactions. To the Company's knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to the Company, the Shares, the Offer, the Merger or the transactions contemplated thereby or hereby.

            (k) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except for such matters that, alone or in the aggregate, would not have a Material Adverse Effect, and to the Company's Knowledge (i) the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) no Hazardous Substances (as hereinafter defined) have been treated, stored, or disposed of at, on, or under the properties presently or formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties"), other than such treatment, storage or disposal which would not require remediation under currently applicable Environmental Law, and the Properties have not been used as a sanitary landfill, dump or hazardous waste disposal site (provided, however, that with respect to Properties formerly owned or operated by the Company, the representations set forth in this Section 6.1(k)(ii) are limited to the period prior to the disposition of such Properties by the Company or one of its subsidiaries); (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law and (iv) no Hazardous Substance has been disposed of, transferred, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, other than as permitted under and as would not reasonably be expected to result in liability under, applicable Environmental Law.

            "Environmental Law" means (i) any Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating
(x) to the protection, preservation or restoration of the environment, (including, without limitation, air, surface water, groundwater, surface land, subsurface land, or any other natural resource), or to human health or (y) to the exposure to, or the use, presence, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or otherwise regulated, under any Environmental Law.

            6.2. Representations and Warranties of Purchaser and Merger Sub. Except as set forth in the corresponding sections of the disclosure letter, dated the date hereof delivered by the Purchaser to the Company (the "Purchaser Disclosure Letter"), Purchaser and Merger Sub represent and warrant to the Company that:

            (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of Purchaser and its subsidiaries, taken as a whole.

            (b) Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transac-tions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            (c)  Governmental Filings; No Violations; Ownership of Shares.
(i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

            (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or Merger Sub or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or Merger Sub is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, could not prevent or materially delay the transactions contemplated by this Agreement.

            (iii) Purchaser does not, as of the date hereof, beneficially own any Shares.

            (d) Funds. Purchaser has received a written commitment (the "Commitment") from a financial institution to provide an aggregate of up to $425,000,000 in connection with the Offer and the Merger, a copy of which has previously been delivered to the Company, subject to the execution of definitive financing agreements and the fulfillment of conditions thereunder. As of the date hereof, Purchaser knows of no facts or circumstances that are likely to result in the conditions precedent referred to in such written commitments not being satisfied.


                                ARTICLE VII

                                 Covenants

            7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

            (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain satisfactory relations with customers, suppliers, employees and business associates, in each case in all material respects;

            (b) the Company shall not (i) sell, pledge, dispose of or encumber or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

            (c)   neither the Company nor any of its subsidiaries shall
      (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company (iv) increase its obligations under its existing credit agreement which would cause such aggregate borrowings to exceed $40,000,000 or amend or modify such credit agreement; or
      (v) authorize capital expenditures in excess of the Company's fiscal 1997 capital budget as provided prior to the date hereof to

      Purchaser or make any acquisition of, or investment in, assets or stock of any other person or entity.

            (d) except as described in the Disclosure Letter, neither the Company nor any of its subsidiaries shall (i) except as required by applicable law, grant any severance or termination pay to, or enter into any employment or severance agreement with any Director, officer or other employee of the Company or such subsidiaries; (ii) establish, adopt, enter into, make any new grants or awards (or accelerate the vesting, or increase the value of any benefit) under or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Directors, officers or other employees; or (iii) increase the compensation of any Director, officer or other Employee or pay any benefit thereto not required by any existing plan;

            Notwithstanding the foregoing, it is expressly acknowledged that the Company has adopted or will adopt the change in control severance agreements (the "Severance Agreements"), and amendments to the Restated and Amended Longevity Incentive Agreements (the "Longevity Agreement Amendments"), in each case for the individuals set forth in the Disclosure Letter as the recipients of such agreements, a change in control severance plan (the "Severance Plan") and an amendment to the 1996 Non-Employee Directors Stock Plan, each in the forms attached to the Disclosure Letter, and that prior to the Effective Time the Company shall be permitted to implement such agreements, plan and amendments.

            (e) except as described in the Disclosure Letter, neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

            (f) neither the Company nor any subsidiary shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary and usual course of business; and

            (g) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

            7.2. Acquisition Proposals. The Company agrees that neither the Company nor any of its subsidiaries nor any of the respective officers and directors of the Company or its subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except as required to comply with the fiduciary duties of the Company's Board of Directors under applicable law after consultation with outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company will as promptly as reasonably practicable notify Purchaser if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with the Company.

            7.3. Meetings of the Company's Stockholders. If required following consummation of the Offer, the Company will take, consistent with applicable law and its Certificate and By-Laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. If the Board of Directors determines after consultation with outside counsel that an amendment or withdrawal of its recommendation is required in accordance with its fiduciary duties under applicable law, the Board of Directors may so amend or withdraw its recommendation and such withdrawal or recommendation shall not constitute a breach of this Agreement. At any such meeting of the Company all of the Shares then owned by the Purchaser Companies will be voted in favor of this Agreement. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies and nominees, directors and affiliates of such Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel. None of the written information concerning the Purchaser Companies and the nominees, directors and affiliates thereof furnished to the Company by Purchaser specifically for use in the Proxy Statement, at the date thereof and at the date of the stockholders' meeting, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer and the Merger; and
(b) use their reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and including, without limitation, in the case of Purchaser obtaining the financing contemplated by the Commitment or otherwise, as soon as practicable. The Company shall cooperate with Purchaser to assist in obtaining such financing and shall take such action in connection therewith as Purchaser may reasonably request.

            7.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. All information obtained by Purchaser and its Representatives pursuant to this Section 7.5 shall be treated as "Information" for all purposes of the Confidentiality Agreement.

            7.6. Notification of Certain Matters. The Company shall give prompt notice to Purchaser of: (a) any notice of, or other communication relating to, any material environmental matter, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the financial condition, properties, businesses or results of operations of the Company and its subsidiaries taken as a whole to which the Company or any of its subsidiaries is a party or is subject; and (b) any Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

            7.7. Publicity. The initial press release shall be a joint press release and thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            7.8. Benefits. (a) Stock Options. Prior to the Effective Time, the Company shall use its best efforts to obtain any necessary consents from optionees, and will amend the Stock Plans, to provide that at the Effective Time each stock option outstanding pursuant to the Stock Plans ("Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof to receive an amount in cash equal to the excess of the Merger Consideration over the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option, less all applicable withholding taxes.

            (b) Employee Benefits. (i) Purchaser shall, during the period commencing at the Effective Time and ending on December 31, 1997, cause the Surviving Corporation to provide to employees of the Company and its subsidiaries, who are employed by the Surviving Corporation or its subsidiaries following the Effective Time ("Company Employees"), employee benefits which in the aggregate are substantially comparable to those currently provided (other than stock option plans, other equity-based plans and the Restated and Amended Longevity Incentive Agreements, as amended) by the Company to such employees, provided that employees covered by collective bargaining agreements need not be provided such benefits; provided, further that if during such period the Purchaser implements any widespread decrease in benefits (or increase in costs to participants) under compensation plans applicable generally to its employees and the employees of its subsidiaries (other than the Surviving Corporation), the Surviving Corporation and its subsidiaries may be required by the Purchaser to adjust the benefits (or the costs thereof) provided to their employees. Purchaser will, and will cause the Surviving Corporation to, honor pursuant to their terms all Company Benefit Plans in existence on the date hereof and set forth in the Disclosure Letter or adopted prior to the Effective Time as set forth in the Disclosure Letter, including the Severance Agree-ments, Severance Plan and Longevity Agreement Amendments. The Company shall prior to the Effective Time amend the Stock Plans to provide that the Stock Plans shall terminate as of the Effective Time and to state that no Company Employee or Director shall have the right to receive grants of Options or exercise Options following the Effective Time.

            (ii) In the event that Company Employees are or become eligible to participate in any plans maintained by the Purchaser or its Subsidiaries ("Purchaser Benefit

Plans"), Purchaser or its subsidiaries shall grant such employees credit for purposes of eligibility and vesting only, for all service credited for such purposes under comparable Company Benefit Plans, other than with respect to new Purchaser Benefit Plans which do not grant past service credit to Purchaser's employees generally.

            (iii) Any pre-existing condition exclusion under any Purchaser Benefit Plan providing medical or dental benefits shall be waived for any Company Employee who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Purchaser Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Purchaser Benefit Plan, in accordance with the terms of such Purchaser Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

            Section 7.9. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Purchaser agrees that it will indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemn-ified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation or By-Laws in effect on the date hereof to indemnify such person (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); Purchaser shall cause the Surviving Corporation (and its successors) not to amend its Certificate of Incorporation or Bylaws concerning the indemnification and exoneration of the Company's present and former directors and officers in any respect that adversely affects any rights of such directors and officers.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),
(i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent which consent shall not be unreasonably withheld; and provided further that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            (c) The Purchaser shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such six year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium.

            7.10. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.


                                ARTICLE VIII

                          Conditions to the Merger

            8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

            (a) Stockholder Approval. If approval of the Merger by the holders of Shares is required by applicable law, the Merger shall have been approved by the requisite vote of such holders, and

            (b) No Injunctions; Laws. No injunction or other order shall have been issued or any law enacted which prohibits the consummation of the Merger or makes such consummation illegal; provided, however, that prior to invoking this provision, each party shall use its reasonable best efforts to have any such injunction lifted.

            (c) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be);

            8.2. Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger. The obligation of Purchaser and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver, on or prior to the Effective Time of the condition that Merger Sub shall have accepted for payment and paid for the Shares tendered pursuant to the Offer; provided, that this condition shall be deemed satisfied if the Merger Sub's failure to accept for payment and pay for such shares breaches this Agreement or violates the terms and conditions of the Offer.


                                 ARTICLE IX

                                Termination

            9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

            9.2. Termination by either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (i) Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, in the case of termination of this Agreement by Purchaser, such termination of the Offer does not constitute a breach of this Agreement and is not in violation of the terms and conditions of the Offer or (ii) without fault of the terminating party, the Merger shall not have been consummated by March 31, 1997 whether or not such date is before or after the approval by holders of Shares.

            9.3. Termination by Purchaser. Unless the Offer shall have been consummated and persons designated by Purchaser shall constitute at least a majority of the members of the Board of Directors of the Company, this Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if (x) the Company shall have failed to comply in any material respect with the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after Purchaser has furnished the Company with written notice of such failure, or (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have resolved to do any of the foregoing.

            9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, (x) if Purchaser or Merger Sub (or another Purchaser Company) (i) shall have failed to comply in any material respect with the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at or prior to such date of termination and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after the Company has furnished Purchaser with written notice of such failure or (ii) shall have failed to commence the Offer within the time required in Section 1.1 or (y) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company receives an unsolicited written offer with respect to a merger, consolidation or sale of all or substantially all of the Company's assets or an unsolicited tender or exchange offer for the Shares is commenced, which the Board of Directors of the Company determines in good faith is more favorable to the stockholders of the Company than the Offer and the transactions contemplated hereby and the Board of Directors determines, after consultation with its outside counsel that approval, acceptance or recommendation of such transaction (an "Alternative Transaction") is required in accordance with its fiduciary obligations under applicable law and (iii) the Company prior to such termination pays to Purchaser in immediately available funds all fees required to be paid pursuant to
Section 9.5.

          9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors, officers or representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

            (b) If (x) (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 15% or more of the outstanding Shares or any Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 40% or more of the outstanding Shares or made any other Acquisition Proposal, (iii) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder and
(iv) within six months following such termination, the Company enters into an agreement with respect to an Acquisition Proposal with any person or other entity other than Purchaser or any person or other entity becomes the beneficial owner of 90% or more of the outstanding Shares in either case at a price per Share of $20.50 or more, or (y) Purchaser shall have terminated this Agreement pursuant to Section 9.3(x) at any time after any person shall have made an Acquisition Proposal or the Company shall have taken any action that would be proscribed by Section 7.2 but for the exception therein allowing certain actions to be taken if required by fiduciary duty or Section 9.3(y) and, in either such case, within six months following such termination, the Company enters into an agreement with respect to an Acquisition Proposal with any person other than Purchaser or any person or other entity becomes the beneficial owner of 90% or more of the outstanding Shares in either case at a price per Share of $20.50 or more, or (z) the Company shall have terminated this Agreement pursuant to Section 9.4(y), then the Company, if requested by Purchaser, shall promptly, but in no event later than five business days after the date of such request (other than a termination pursuant to Section 9.4(y), in which case payment shall be concurrent with termination), pay Purchaser a fee of $7,000,000, which amount shall be payable in same day funds, plus an amount equal to Purchaser's out-of-pocket expenses, up to a maximum of $3,000,000, including fees and expenses paid to investment bankers, lawyers and financing sources, incurred in connection with the transaction contemplated by this Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Pur-chaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. on the date such payment was required to be made.

                                 ARTICLE X

                         Miscellaneous and General

            10.1.  Payment of Expenses.  Except as otherwise set forth in
Section 9.5, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

            10.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.8, 7.9, 7.10 and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in Sections 7.5, 9.5 and 10.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

            10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

            10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

            10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Purchaser or Merger Sub, addressed to Purchaser or Merger Sub, as the case may be, at 1200 Meidinger Tower, Louisville, Kentucky 40202, Attention: President (with a copy to Joseph B. Frumkin, Esq., Sullivan & Cromwell, 125 Broad Street, New York, New York 10004); and if to the Company, addressed to the Company at 2630 El Presidio Street, Long Beach, California 90810, Attention:
President (with a copy to Charles Nathan, Esq., Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004) or to such other persons or addresses as may be designated in writing by the party to receive such notice.

            10.8. Entire Agreement, etc. This Agreement (including the Disclosure Letter and any exhibits or Annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

            10.9. Definition of "Subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

            10.10. Definition of "Knowledge". For purposes of this Agreement "Knowledge" of the Company shall mean the actual knowledge, without any duty or obligation to make any independent investigation, of Norman E. Wells, Jr. and Terry D. Smith and, with respect to Section 6.1(k) shall mean the knowledge of Waheed Kahn.

            10.11. Definition of "Material Adverse Effect". For purposes of this Agreement, "Material Adverse Effect" shall mean any material adverse effect on the financial condition, properties, businesses, results of operations or prospects of the Company and its subsidiaries taken as a whole.

            10.12. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

            10.13. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                              CASTECH ALUMINUM GROUP INC.



                              By /s/ Norman E. Wells, Jr.
                                Name: Norman E. Wells, Jr.
                                Title: President & Chief Executive Officer


                              COMMONWEALTH ALUMINUM CORPORATION



                              By /s/ Mark V. Kaminski
                                Name: Mark V. Kaminski
                                Title: President & Chief Executive Officer


                              CALC CORPORATION



                              By /s/ Mark V. Kaminski
                                Name: Mark V. Kaminski
                                Title: President & Chief Executive Officer

                                                                    Annex A





            Certain Conditions of the Offer. Notwithstanding any other provision of the Offer and provided that Merger Sub shall not be obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if a majority of the total Shares outstanding on a fully diluted basis and as will permit Merger Sub to effect the Merger without the vote of any person other than Merger Sub shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or, if on or after August 19, 1996, and at or before the time of payment for any of such Shares (whether or not any of such Shares have theretofore been accepted for payment), any of the following events shall occur:

            (a) there shall have occurred (i) any general suspension of, or limitation on trading in securities on the NYSE or in the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities involving the United States and continuing for at least three business days, or (iv) any material limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other domestic entity ("Governmental Entity"), on the extension of credit by banks or other lending institutions and continuing for at least three business days;

            (b) the Company shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the Merger Agreement and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after Purchaser has furnished the Company written notice of such failure, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

            (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court of competent jurisdiction or other Governmental Entity by any Governmental Entity: (i) chal-lenging the acquisition by Purchaser or Merger Sub of Shares or seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on Purchaser's or Merger Sub's ownership or operation of all or a material portion of their or the Company's business or assets, or to compel Purchaser or Merger Sub to dispose of or hold separate all or a material portion of Purchaser's or Merger Sub's or the Company's business or assets; (iii) seeking to make the acceptance for payment of, purchase of, or payment for, some or all of the Shares illegal or rendering Purchaser or Merger Sub unable to, or restricting or prohibiting, the ability of Purchaser or Merger Sub to accept for payment, purchase or pay for some or all of the Shares; or (iv) seeking to impose material limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

            (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become ap-plicable to the Offer or the Merger that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above;

            (e) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

            (f)   there shall be a Material Adverse Effect;

            (g) the Board of Directors of the Company shall have withdrawn or amended, or modified in a manner adverse to the Purchaser or Merger Sub, its recommendation of the Offer or the Merger, or shall have approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

            (h) the Merger Agreement shall have been terminated by the Company or Purchaser or Merger Sub in accordance with its terms or Purchaser or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the reasonable judgment of Purchaser and Merger Sub, in any such case, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

            The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances giving rise to such condition or may be waived by Purchaser or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure of Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.